EXHIBIT 10.2

THE NEW HAVEN SAVINGS BANK

DEFERRED COMPENSATION PLAN

1.	Purpose of the Plan

The Purpose of The New Haven Savings Bank Deferred Compensation Plan (the “Plan”) is to provide a method by which a Participant may defer the payment of up to thirty percent (30%) of Regular Salary.

2.	ELECTION TO DEFER

A Participant may elect on or before December 31 of any year to defer receipt of up to thirty percent (30%) of Regular Salary payable to the Participant during the calendar year following such election and succeeding calendar years until the Participant ceases to be an employee. Elected amounts may be in any percentage or dollar amount, not to exceed thirty percent (30%) of Regular Salary at the time of election.

Any person who becomes eligible to participate during any calendar year and who was not eligible on the preceding December 31 may elect to defer receipt of up to thirty percent (30%) of Regular Salary for the remainder of such calendar year and for succeeding calendar years. Any such elections shall be made by written notice delivered to the Director of Human Resources.

3.	PARTICIPANT ACCOUNTS

The Deferred Salary shall be credited to each Participant’s Deferred Compensation Account. On the first day of each quarter, interest, shall be credited to each such Account calculated for each month of the preceding quarter on the basis of the balance in such Account on the first day of each month of the preceding quarter (including interest) at the rate of interest payable on the first day of each month on 30 Month Certificates of Deposit provided to customers of the Bank.

4.	PAYMENT FROM PARTICIPANT’S ACCOUNTS

The Participant’s Account Balance (including Aggregate deferrals and interest credited thereon) shall be paid in equal annual installments over a period (not exceeding ten years) to be elected by the Bank Chief Executive Officer, provided, however, that the Bank, in its discretion may commute the value of the Participant’s Account Balance and pay the Balance in a lump sum. Except as provided in Paragraph 5 below, payments shall commence to be made, or in the case of a lump sum shall be made in its entirety, as soon as administratively feasible following the Participant’s termination of service. Subsequent annual installments, if any, will be paid promptly at the beginning of each succeeding calendar year until the entire amount credited to the Participant’s Account shall have been paid.

5.	PAYMENT IN EVENT OF DEATH

If a Participant should die before all deferred amounts credited to the Participant’s account have been distributed, the balance of any deferred regular salary and interest then in the Participant’s remaining Account Balance shall be paid promptly to the Participant’s designated beneficiary.

If such Participant did not designate a beneficiary or in the event that the beneficiary designated by such Participant shall have predeceased the Participant, the balance in the Account shall be paid promptly to the Participant’s estate.

6.	REVOCATION OF ELECTION

A Participant may revoke an election to defer receipt of Regular Salary by written notice delivered to the Director of Human Resources at least thirty (30) days prior to the commencement of any pay period. Such revocation shall become effective as of the commencement of the first pay period occurring at least thirty days following such revocation and shall remain in effect through the end of the calendar year in which such revocation occurs and in subsequent calendar years until the participant files a new election to defer with respect to a new calendar year. Amounts credited to the Account of a Participant prior to the effective date of revocation shall not be affected thereby and shall be paid only in accordance with Paragraph 4 and Paragraph 5 above, as applicable.

7.	NONASSIGNABILITY

During the participant’s lifetime, the right to any deferred Account Balance shall not be transferable or assignable. The Participant shall have no power to commute, encumber, sell or otherwise dispose of the rights provided by this Plan.

8.	INTERPRETATION AND AMENDMENT

The Plan shall be administered by The New Haven Savings Bank. The decision of the Human Resources Committee with respect to any questions arising as to the interpretation of this Plan, including the severability of any and all of the provisions thereof, shall be final, conclusive and binding. The Board of Directors reserves the right to modify this Plan from time to time or to terminate the Plan entirely, provided however, that no modification of this Plan shall operate to annul an election already in effect for the current calendar year or any preceding calendar year.

9.	OBLIGATIONS OF THE BANK

The Bank shall not fund nor secure payment of the deferred salary provided by the Plan in any way. All payments to be made pursuant to the Plan shall be made by the Bank from its general corporate assets. Neither a Participant nor any spouse or beneficiary of a Participant shall have any right or claim against any specified assets of the Bank. The Participant and any such spouse or beneficiary shall have only contractual rights against the Bank for amounts credited to the Participant’s Account pursuant to the Plan.

THE NEW HAVEN SAVINGS BANK DEFERRED COMPENSATION PLAN IS ADOPTED TO BE EFFECTIVE ON (DATE OF BOARD ADOPTION).

APPROVED BY VOTE OF THE BOARD OF DIRECTORS ON THIS 26TH DAY OF OCTOBER, 1993.

David R. Rice

BY:	/s/ David R. Rice
TITLE:	Vice President & Secretary

[SEAL]

DEFINITIONS

1.01	Account Balance: Account balance means the deferred Regular Salary credited to a Participant under this Plan, together with interest credited thereon.

1.02	Beneficiary: Beneficiary means the person(s) or estate entitled to receive benefits under this Plan after the death of the participant.

1.03	Bank: Bank means The New Haven Savings Bank.

1.04	Deferral Amount: An amount not to exceed 30% of Regular Salary.

1.05	Participant: Participant means Management or highly compensated employee designated as a Participant by the Chief Executive Officer of the Bank; who is also a Participant in the Bank’s Supplemental Executive Retirement Plan.

1.06	Plan: Plan means The New Haven Savings Bank Deferred Compensation Plan either in its present form or as amended from time to time.

1.07	Regular Salary: Regular Salary means the regular annual salary of a participant for personal services rendered to the Bank for the calendar year, excluding bonuses, overtime, special bonuses or extra pay.

EXHIBIT 10.2

FIRST AMENDMENT

TO THE

NEW HAVEN SAVINGS BANK

DEFERRED COMPENSATION PLAN

WHEREAS, pursuant to Section 8 of the New Haven Savings Bank Deferred Compensation Plan (the “Plan”), the Board of Directors (the “Board”) of the New Haven Savings Bank (the “Bank”) reserved the authority to amend the Plan; and

WHEREAS, the Bank has established the New Haven Savings Bank Executive Incentive Plan (the “Executive Incentive Plan”) in order to provide additional compensation for certain executives who influence the profitability of the Bank; and

WHEREAS, the Bank wishes to modify certain provisions of the Deferred Compensation Plan in order to permit a Participant who receives an incentive award under the Executive Incentive Plan (“Incentive Award”) to defer payment of up to 100% of such Incentive Award until termination of service; and

WHEREAS, the Board has determined that it is necessary to amend the Plan in order to effect this modification.

NOW THEREFORE, the Plan is hereby amended as follows:

1. Section 1 of the Plan is amended in its entirety to read as follows:

1.	Purpose of the Plan

The purpose of The New Haven Savings Bank Deferred Compensation Plan (the “Plan”) is to provide a method by which a Participant may elect to defer the payment of (i) up to thirty percent (30%) of Regular Salary and (ii) up to one hundred percent (100%) of any Incentive Award.

2. Section 2 of the Plan is amended by designating the first two paragraphs as subsection (a) and by adding a new subsection (b) to read as follows:

(b)

A Participant may elect on or before December 31 of any year to defer receipt of up to one hundred percent (100%) of any Incentive Award that may be determined and become payable to the Participant during the calendar year following such election. Elected amounts deferred may be in any percentage, not to exceed one hundred percent (100%) of such Incentive Award. Notwithstanding the foregoing, however, with respect to the first plan year of the Executive Incentive Plan, ending March 31, 1999, a Participant may elect to defer receipt of his Incentive Award (determined after the close of such first plan year) at any time on or before

March 15, 1999. Except with respect to the first plan year, elections to defer Incentive Awards shall be irrevocable as of the last day of the calendar year preceding the calendar year in which such Award is determined and becomes payable. Elections for the first plan year shall become irrevocable as of March 15, 1999.

3. Section 3 of the Plan is amended by deleting the words “Deferred Salary” in the first line thereof and by substituting the words “Deferral Amounts” therefor.

4. Section 4 of the Plan is amended by adding a new paragraph at the end thereof to read as follows:

Notwithstanding the preceding paragraph, any Incentive Award deferred hereunder, plus any interest credited thereon, shall, at the discretion of the Compensation Committee of the Board of Directors (the “Committee”) be forfeited, and the Bank will have no payment obligation to a Participant with respect to such amounts, if any of the following circumstances exist:

1.	The Participant is discharged from employment with the Bank or any subsidiary thereof for Good Cause. Good Cause shall mean (a) a Participant’s conviction of any criminal violation involving dishonesty, fraud or breach of trust; (b) a Participant’s willful engagement in any misconduct in the performance of his duties that materially injures the Bank; (c) a Participant’s performance of any act which, if known to the customers or clients of the Bank, would materially and adversely impact on the business of the Bank; or (d) a Participant’s willful and substantial nonperformance of assigned duties, provided that such nonperformance continues more than 10 days after the Bank has given written notice of such nonperformance and of its intention to terminate a Participant’s employment because of such nonperformance;

2.	The Participant engages in competition with the Bank or any subsidiary thereof or interferes with the business relationships of the Bank or any subsidiary thereof during his employment or following his termination of employment with the Bank or any subsidiary thereof; or

3.	The Participant discloses any unauthorized type of confidential information of the Bank or any subsidiary thereof to any third party by any means.

The Committee shall have the sole discretion with respect to the application of this forfeiture provision and such exercise of discretion shall be conclusive and binding upon all Participants and all other persons.

5. Section 5 of the Plan is amended by deleting the words “deferred regular salary” in the third line of the first paragraph thereof and by substituting the words “Deferral Amounts” therefor.

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6. Section 9 of the Plan is amended by deleting the words “deferred salary” in the first line thereof and by substituting the words “Deferral Amounts” therefor.

7. Section 1.01 of the Definitions section of the Plan is amended in its entirety to read as follows:

1.01	Account Balance: Account Balance means the total amount of the deferred Regular Salary and deferred Incentive Awards credited to a Participant under this Plan, together with interest credited thereon.

8. Section 1.04 of the Definitions section of the Plan is amended in its entirety to read as follows:

1.04	Deferral Amount: Deferral Amount means the amount, not to exceed in any calendar year (i) 30% of Regular Salary and (ii) 100% of any Incentive Award, that a Participant elects to defer under this Plan.

9. A new Section 1.08 is added to the Definitions section of the Plan to read as follows:

1.08	Executive Incentive Plan: Executive Incentive Plan means the New Haven Savings Bank Executive Incentive Plan, together with any and all amendments or supplements thereto.

10. A new Section 1.09 is added to the Definitions section of the Plan to read as follows:

1.09	Incentive Award: Incentive Award means an incentive award made or payable under the Executive Incentive Plan to a Participant hereunder. Such Incentive Award (and any interest thereon credited under this Plan) shall be subject to all of the terms of the Executive Incentive Plan, including the forfeiture provisions of Section X thereof, which are incorporated herein by this reference.

The foregoing amendment shall be effective as of February 23, 1999.

THE NEW HAVEN SAVINGS BANK

Signed:

By:	David R. Rice
Title:	Vice President & Secretary

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